Exhibit 10.15

December 23, 2002

Scott Edwards

234 Sunset Avenue

Ridgewood, NJ 07450

Dear Scott:

Gateway is in the business of satisfying customers. Our aim is to deliver the best products, the best service and the best value in the industry. To that end, we are building a world class team of talent. We are excited about the skills and values you can add to our executive team. Therefore, we are pleased to extend to you the following offer of employment:

•	Position: Executive Vice President, Consumer, reporting to Ted Waitt, Chairman and CEO, with an employment start date to be mutually agreed upon.

•	Salary and Bonus: Base salary of $400,000 per year, payable semi-monthly. You will be eligible for participation in the GR2 (Get Results, Get Rewards) incentive plan with a quarterly bonus of 100% of your quarterly annual base salary, based on achievement of company target revenue and individual performance. During the first quarter of your employment the bonus payment you may receive will be prorated and will be paid in accordance with the terms of the Plan.

•	Sign On Bonus: You will receive a hiring bonus of $125,000, less required tax deductions, payable within fifteen days of employment. The hiring bonus is repayable to Gateway if your employment ends on or before your one-year anniversary date for any reason other than a Reduction in Force.

•	Initial Options: You will be given an initial stock option grant of 300,000 shares of Gateway common stock as of your start date. The option price will be the closing price of the stock on your employment start date. Your stock options have a 10-year life and will vest 25% per year from the date granted.

•	Stock Option Plan: You also will be eligible for additional stock options in accordance with the terms of Gateway’s long-term Incentive Equity Plan. The number of shares granted is at the discretion of the Compensation Committee of the Board of Directors.

•	Change of Control: In the event of change of control, standard change of control and severance package would be provided as stated in the Change of Control compensation plan.

•	Vacation: On January 1, 2003, you will start your first calendar plan year for vacation, and will receive 4 weeks vacation per year.

•	Health and Medical Benefits: You are eligible on your date of hire, to participate in the following Gateway group plans, in accordance with the terms of each respective plan: health, dental, vision, life insurance and Section 125 Flexible Spending Accounts (medical and dependent care spending accounts). You may also be eligible to participate in the Employee Stock Purchase Plan in the first pay period in the seventh month of your employment. Please refer to the “Annual Enrollment Guide” for additional information.

•	401(k) Investment Plan: You are eligible to participate in Gateway’s 401(k) plan, beginning the first day of your employment with Gateway. You will receive an enrollment kit in the mail from Wells Fargo with enrollment instructions and plan highlights.

•	Relocation: You are eligible for relocation assistance under Plan 1 of Gateway’s relocation benefits. You will be assigned a relocation consultant who will be your single point-of-contact and who will work with you on every facet of your move (e.g., real estate agent, home finding, apartment/temporary living, mortgage). Please do not initiate any relocation activity until speaking with your relocation consultant. The relocation amount is repayable pursuant to the Gateway Relocation Repayment Agreement.

•	Termination: If your employment is terminated for reasons other than cause you will receive separation/transition assistance according to the following schedule: during your first two years of employment, 1 year of base salary will be provided; during your third year of employment, 6 months of base salary will be provided. If you are terminated after completing three years of employment, you will not be eligible for separation/transition assistance.

•	A Non-Compete, Non-Disclosure and Intellectual Property agreement must be signed prior to commencement of employment.

This employment offer is contingent upon successfully completing Gateway’s pre-employment substance abuse screening and background check, executive assessment, signing Gateway’s Non-Compete, Non-Disclosure, and Intellectual Property agreement, signing Non-Harassment Policy and completing an I-9 form, which establishes identity and employment eligibility, as well as other documents which will be provided on your first day of employment.

Scott, we are excited that you are becoming a member of the Gateway executive team and look forward to working with you. We believe that our vision, Improving the Quality of Life Through Technology, makes Gateway a great place to work. Please confirm as indicated below that you accept the terms of this offer and wish to join our team. Please retain a copy of this letter for your files, and return the original letter to me at your earliest convenience. In the interim, if you have any questions or if we can be of any assistance to you, please don’t hesitate to call me at 720-934-8927.

Sincerely,

Charlie Piscitello, Vice President, Staffing and Organization Change Management

CC: John Heubusch, SVP, Strategy & Planning

Enclosure

Confirmation:

/s/Scott Edwards	1/15/03

NAME	Date

This offer will expire ten days from the date of this letter and does not constitute an express or implied contract of employment. At Gateway, employment is at-will. This means that you can terminate your employment at any time and for any reason and that the company reserves the right to terminate your employment on the same basis, with or without cause.

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